Compound Project, LLC DOS/A

Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 18, 2019 relating to the balance sheet of Compound Projects, LLC as of September 23, 2019 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

November 18, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com